EXHIBIT 10.3
Execution Version
WAIVER AND CONSENT
     This Waiver and Consent is made this 28th day of April 2008, between Max & Erma’s Restaurants, Inc., a Delaware corporation (the “Borrower”), and Donal H. Malenick (the “Noteholder”).
RECITALS
     A. The Noteholder is the holder of all of a Convertible Promissory Note of the Borrower (as amended from time to time, the “Note”), dated as of October 29, 2007;
     B. In connection with the Note, the Borrower has executed and delivered a security agreement, intercreditor agreement and other documents, instruments and agreements (the Note and such other documents, the “Loan Documents”).
     C. The Borrower contemplates entering into a definitive agreement and plan of merger (the “Definitive Agreement”) with an entity over which Gary Reinert, Sr. (“Reinert”) maintains voting and ownership control (“Acquiror”), and a wholly-owned subsidiary of Acquiror (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Borrower (the “Merger”), whereby the Borrower is the surviving corporation and Acquiror is the sole owner of all the capital stock of the Borrower. The closing (the “Closing”) of the Merger will occur as specified in the Definitive Agreement and the Merger will be effective (the “Effective Time”) as set forth in the certificate of merger to be filed in accordance with the Delaware General Corporation Law at or prior to the Closing (all of the foregoing, the “Reinert Transaction”).
     D. The Borrower is unwilling to enter into the Definitive Agreement or the Reinert Transaction if doing so would cause a breach or default of any of the Loan Documents, and the Noteholder is willing to give its consent and agreement to the Definitive Agreement and Reinert Transaction under the terms and conditions set forth herein.
AGREEMENTS
     In consideration of the mutual agreements of the parties, the Noteholder and the Borrower agree as follows:
     1. Definitions. The Recitals are incorporated into the parties’ agreements as if fully rewritten. Unless otherwise defined, initial capitalized terms have the meanings given to them in the Note.
     2. Consent and Waiver for Definitive Agreement. The Noteholder consents to the execution and delivery by the Borrower of the Definitive Agreement and the performance by the Borrower of its respective agreements in the Definitive Agreement. The Noteholder agrees that the execution and delivery by the Borrower of, and the performance by the Borrower of its respective agreements in, the Definitive Agreement, individually or in the aggregate, will not constitute a breach or default under any of the Loan Documents, all such breaches or defaults being waived. To the extend necessary, the Loan Documents are deemed to be amended expressly to permit the execution, delivery and performance of the Definitive Agreement. The Noteholder further agrees, and consents, to the execution of a consent and waiver with respect to the Definitive Agreement by each of the Lenders (as defined in the Intercreditor Agreement dated as of October 26, 2007, among the Noteholder, the Borrower, the Purchasers and the Bank).
     3. Consent and Waiver for Reinert Transaction. The Noteholder consents to the Reinert Transaction and agrees that neither the execution and delivery of the agreements of the Borrower for the Reinert Transaction, the closing of the Reinert Transaction, nor the consummation of the transactions contemplated by the Reinert Transaction, individually or in the aggregate, will constitute a breach or default under any of the Loan Documents, all such breaches or defaults being waived. To the extent necessary, the Loan Documents are deemed to be amended expressly to permit the Reinert Transaction. The Noteholder further agrees, and consents, to the execution of a consent and waiver with respect to the Reinert Transaction by the Lenders and any amendment of their respective loan documents in connection therewith.
     4. Conversion Affected by Reinert Transaction. Notwithstanding anything in the Note to the contrary, the Noteholder agrees that his right to elect to receive shares in repayment of the second installment of the Principal Sum will terminate on the earlier to occur of the Closing and the Maturity Date. In the event that the Noteholder exercises his conversion right at the Closing, the Conversion Price will be $4.00; provided, however, that in the event that the Closing does not occur, and in all other situations, the rights of the Noteholder, including the Conversion Price and the receipt of principal and interest will be as stated in the Note.
     5. Maturity Date. For purposes of clarification, the parties acknowledge that for purposes of determining the “Maturity Date” as used in the Note, the phrase “consummation of a transaction for the sale of the Borrower or additional equity of the Borrower pursuant to which the holders of indebtedness under the Credit Agreement (as defined in the Security Agreement, as defined below) and the Purchasers (as defined in the Intercreditor Agreement, as defined below) have been paid in full” means the date upon which such holders and Purchasers are paid in full.
     6. Conditions to Effectiveness of Consent and Waiver. (a) The consent and waiver set forth in Paragraph 2 above is effective upon the satisfaction of the following conditions:
(i)	The Borrower and the Noteholder each have executed and delivered two originals of this Waiver and Consent; and

(ii)	Each of the Lenders has entered into a waiver and consent agreement consenting to the Borrower entering into the Definitive Agreement, waiving any defaults that otherwise might have occurred by virtue of the execution and delivery of the Definitive Agreement or the performance by the Borrower of its agreements in the Definitive Agreement, and consenting to the amendment of loan documents by the Noteholder in connection therewith, and consenting to the modification and clarifications set forth in Paragraphs 4 and 5 above.
     (b) The consent and waiver set forth in Paragraph 3 above is effective upon the satisfaction of the following conditions, in addition to the satisfaction of the conditions for effectiveness set forth in (a) above:
(iii)	Each of the Lenders has entered into a waiver and consent agreement consenting to the execution and delivery of the agreements of the Borrower for the Reinert Transaction, the closing of the Reinert Transaction, and the consummation of the transactions contemplated by the Reinert Transaction; agreeing that none of the foregoing, individually or in the aggregate, will constitute a breach or default under any loan documents; waiving any breaches or defaults arising from the Reinert Transaction; and consenting to the amendment of the Loan Documents as contemplated by this Waiver and Consent.
     7. Counterparts. This Waiver and Consent may be executed in counterparts which, taken together, constitute one agreement. This Waiver and Consent is being executed in duplicate originals.
[signature page follows]

     Executed and delivered as of the date set forth above.

BORROWER:		NOTEHOLDER:

MAX & ERMA’S RESTAURANTS, INC.

By:	/s/ William C. Niegsch, Jr.	/s/ Donal H. Malenick

	William C. Niegsch, Jr.	Donal H. Malenick

Its:	Executive Vice President and Chief Financial Officer

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